Exhibit 99.1

News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704 731 1500
Fax: 704-731-1511
www.enproindustries.com
Phone:	704-731-1527

Email:	don.washington@enproindustries.com
EnPro Industries Reports Increases in
Sales and Earnings for the Third Quarter of 2008
•	Sales increased by 10% primarily reflecting the benefit of acquisitions

•	Sealing Products and Engineered Products sales increased 13% and 17%, respectively; Engine Products and Services sales decreased on lower engine shipments

•	GAAP earnings were $0.62 a share, compared with $0.54 in the third quarter of 2007

•	Before asbestos related expenses and other selected items, earnings grew to $1.02 a share from $0.86 a share in 2007
CHARLOTTE, N.C., October 30, 2008 — EnPro Industries (NYSE: NPO) today reported net income of $13.1 million, or $0.62 a share, for the third quarter of 2008 compared with net income of $12.3 million, or $0.54 a share, in the third quarter of 2007.
Before asbestos-related expenses and other selected items, the company earned $1.02 a share in the third quarter of 2008 compared with $0.86 a share in the third quarter of 2007. Net income on this basis was $21.6 million in 2008 compared with $19.5 million in the third quarter of 2007.
For the first nine months of 2008, EnPro reported earnings of $2.22 a share compared with earnings of $1.71 a share in the first nine months of 2007. Net income for the nine months improved to $47.4 million from $38.4 million a year ago. Before asbestos-related expenses and other selected items, the company earned $3.47 a share in the first nine months of the year compared with $2.83 a year ago. Net income on this basis was $74.0 million in the first nine months of 2008 compared with $63.3 million a year ago.
A table showing the effect of asbestos-related expenses and other selected items for the third quarter and first nine months of 2008 and 2007 is included in this release. Per share amounts are expressed on a diluted basis.

Income in the third quarter and the first nine months of 2008 benefited from a reduction in the effective tax rate compared with the same periods in 2007. The benefit was $0.09 a share in the third quarter and $0.13 a share in the first nine months of the year. The lower rates in 2008 were primarily the result of reductions in foreign statutory income tax rates and the reversal of reserves after the settlement of tax audits. The effective tax rate was 28.0% in the third quarter of 2008 and 33.6% in the first nine months of the year. In 2007, the effective tax rate was 38.5% in the third quarter and 37.5% in the first nine months.
Sales in the third quarter of 2008 grew by 10% to $278.6 million compared with $252.7 million in the third quarter of 2007. Acquisitions contributed about 5 percentage points of the improvement while foreign exchange contributed about 3 percentage points. Sales also benefited from increased activity in certain industrial markets served by the company’s Sealing Products and Engineered Products segments, but those increases were partially offset by lower sales in the Engine Products and Services segment.
Earnings before interest, taxes, depreciation, amortization and asbestos-related expenses and other selected items (EBITDAA) were $44.7 million in the third quarter, or 16.0% of sales, compared with $42.1 million, or 16.7% of sales, a year ago. EBITDAA margins declined in 2008 as third quarter price increases did not completely recover margin lost to cost increases experienced earlier in the year.
“Our performance in the third quarter benefited from the strategic acquisitions we’ve completed over the past year as well as strength in markets such as power generation, oil and gas, mining, and metals, and in our operations serving those markets,” said Steve Macadam, president and chief executive officer. “However, we are clearly seeing the effects of a change in conditions that has led to declining volumes in other key markets. We expect these challenges to remain for the foreseeable future, given the current economic environment, but even in these circumstances, our strong financial position and the diversity of the markets we serve should allow us to continue to pursue strategies that support our growth.”
For the first nine months of 2008, sales grew by 16% to $878.5 million from $754.4 million. Acquisitions and organic growth each contributed about 6 percentage points while foreign exchange added about 4 percentage points. Sales also benefited from increased activity in markets served by the company’s Sealing Products and Engineered Product segments. Sales in the Engine Products and Services segment were about the same as a year ago. EBITDAA increased to $151.2 million, a 15% increase over the $130.9 million recorded in the first nine months of 2007. EBITDAA margins declined to 17.2% from 17.4% in 2007. For both the nine months and the third quarter, selling, general and administrative expenses increased, primarily because of acquisitions and foreign exchange rates.
Sealing Products

($ Millions)
Quarter Ended	9/30/08	9/30/07
Sales	$127.1	$112.6
EBITDA	$25.2	$24.3
EBITDA Margin	19.8%	21.6%
The Sealing Products segment reported a 13% increase in sales to $127.1 million in the third quarter of 2008. Acquisitions contributed about 5 percentage points of the increase while favorable foreign exchange contributed about 2 percentage points. The remaining 6 percentage points came primarily from improved activity in hydrocarbon production and processing, power generation and metals and mining markets served by Garlock Sealing Technologies, both in the United States and other parts of the world. Although activity levels in the heavy-duty truck markets served by Stemco remained low, the V.W. Kaiser acquisition completed in the first quarter of 2008 led to an increase in sales to those markets.
The segment’s earnings before interest, taxes, depreciation and amortization (EBITDA) improved modestly over the third quarter of 2007 to $25.2 million. EBITDA margins declined to 19.8% as a result of increased material costs and a less profitable product mix, primarily as a result of reduced demand for higher-margin aftermarket products from heavy-duty truck markets.
Engineered Products

($ Millions)
Quarter Ended	9/30/08	9/30/07
Sales	$131.0	$111.5
EBITDA	$23.1	$22.7
EBITDA Margin	17.6%	20.4%
Sales in the Engineered Products segment increased to $131.0 million, a 17% improvement over the third quarter of 2007. Acquisitions contributed about 7 percentage points of the increase and foreign exchange contributed about 4 percentage points. The remaining 6 percentage points came as a result of increased activity in the segment’s operations. GGB Bearing Technology reported higher demand from European industrial markets and from power generation and automotive markets in Brazil. GGB’s sales also benefited from foreign exchange and the acquisition of a product line in 2007. At Quincy Compressor, sales grew as a result of selected price increases, an acquisition and increases in shipments and gains in market share for higher horsepower compressors. At Compressor Products International (CPI), sales benefited from acquisitions completed in the third quarter of 2007 as well as increased activity in Canada and certain European markets.
Segment EBITDA of $23.1 million was about the same as a year ago and EBITDA margins declined to 17.6%. Although margins at CPI improved as a result of higher volumes and acquisitions, margins at both GGB and Quincy decreased as cost increases exceeded increases in selling prices.
Engine Products and Services

($ Millions)
Quarter Ended	9/30/08	9/30/07
Sales	$21.1	$28.9
EBITDA	$4.0	$3.6
EBITDA Margin	19.0%	12.5%
Sales in the Engine Products and Services segment were $21.1 million in the third quarter of 2008, compared with $28.9 million a year ago. The decrease in sales reflects changes to customer schedules, which resulted in no engine shipments in this year’s third quarter. However, segment EBITDA improved to $4 million from $3.6 and EBITDA margins increased to 19.0% from 12.5% as aftermarket sales, which typically carry higher margins, represented a higher proportion of the segment’s total sales.
Cash Flows
The company spent $37.4 million on acquisitions in the first nine months of 2008 and $62.1 million in connection with a share repurchase program that retired about 1.7 million shares of common stock. After these expenditures, the company’s cash balance was $71.8 million at September 30, 2008, compared with $129.2 million at December 31, 2007.
Operating activities contributed net cash of $68.8 million in the first nine months of 2008, compared with $75.0 million in the first nine months of 2007. The 2008 results reflect higher working capital requirements as well as an increase in net asbestos-related payments. Although total asbestos payments were more than $12 million less than in the first nine months of 2007, insurance receipts were also less and net outflows for asbestos claims and expenses increased to $20.1 million from $14.1 million a year ago.
Capital expenditures increased to $36.4 million in the first nine months of 2008 compared with $30.1 million in the first nine months of 2007 as the company continues to invest in the modernization of Garlock’s Palmyra, New York manufacturing facility and other projects supporting continuous improvement.
Share Repurchases
After the end of the third quarter of 2008, the company repurchased 252,400 shares of its common stock at a cost of about $7.1 million. The company has now repurchased 1.95 million shares of its common stock since March, 2008, at total cost of $69 million under its $100 million share repurchase authorization. Stock was purchased in the fourth quarter under Rule 10b5-1 of the Securities Exchange Commission.
“Since we began our share repurchases earlier this year, we’ve seen dramatic changes in credit markets and increasing levels of worldwide economic uncertainty,” said Macadam. “As a result, we have decided to end repurchases in favor or conserving cash to invest in the growth of our business.”
Outlook
“In the current economic environment, our markets are slowing and are not likely to improve before the end of the year,” said Macadam. “These conditions may affect our opportunities for organic growth in the fourth quarter, but our performance over the first nine months of 2008, our participation in a broad range of markets, our growing international presence and acquisitions we completed during the past year should lead to an improvement in our full year results when compared to 2007. At the same time, our balance sheet remains strong and we expect to have sufficient liquidity to maintain our strategic direction.”
Conference Call Information
EnPro will hold a conference call today, October 30, 2008 at 9:00 a.m. Eastern Time to discuss third quarter earnings. To participate in the call, dial (866) 550-6338 approximately 10 minutes before the call begins and provide access code number 1684872. The call will also be webcast at http://www.enproindustries.com.
Forward-Looking Statements
Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended

December 31, 2007, and the Form 10-Q for the quarter ended June 30, 2008, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems and components, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.
Consolidated Statements of Operations (Unaudited)
For the Quarters and Nine Months Ended September 30, 2008 and 2007
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2008	2007	2008	2007

Net sales	$278.6	$252.7	$878.5	$754.4
Cost of sales	179.7	163.2	561.1	485.0

Gross profit	98.9	89.5	317.4	269.4

Operating expenses:
Selling, general and administrative expenses	65.3	57.8	203.2	168.0
Asbestos-related expenses	13.0	11.5	37.3	37.5
Other operating expense (income)	0.6	0.8	(2.1)	3.1

Total operating expenses	78.9	70.1	238.4	208.6

Operating income	20.0	19.4	79.0	60.8

Interest expense	(2.0)	(2.1)	(6.0)	(6.1)
Interest income	0.4	2.0	2.3	6.1
Other income (expense)	(0.2)	0.6	(4.0)	0.6

Income before income taxes	18.2	19.9	71.3	61.4

Income tax expense	(5.1)	(7.6)	(23.9)	(23.0)

Net income	$13.1	$12.3	$47.4	$38.4

Basic earnings per share	$0.66	$0.58	$2.33	$1.81

Average common shares outstanding (millions)	20.0	21.3	20.4	21.2

Diluted earnings per share	$0.62	$0.54	$2.22	$1.71

Average common shares outstanding (millions)	21.1	22.7	21.3	22.4

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Nine Months Ended September 30, 2008 and 2007
(Stated in Millions of Dollars)

	2008	2007

Operating activities
Net income	$47.4	$38.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	23.1	21.6
Amortization	10.4	8.0
Deferred income taxes	(6.6)	5.7
Stock-based compensation	4.4	2.4
Excess tax benefits from stock-based compensation	(0.8)	(3.9)
Gain on sale of assets	(2.2)	—
Change in assets and liabilities, net of effects of acquisitions of businesses:
Asbestos liabilities, net of insurance receivables	17.2	23.4
Accounts and notes receivable	(16.0)	(14.3)
Inventories	(12.5)	9.8
Accounts payable	(9.9)	5.7
Other current assets and liabilities	13.3	(5.9)
Other non-current assets and liabilities	1.0	(15.9)

Net cash provided by operating activities	68.8	75.0

Investing activities
Purchases of property, plant and equipment	(36.4)	(30.1)
Proceeds from sales of assets	3.2	—
Proceeds from liquidation of investments	7.5	—
Acquisitions, net of cash acquired	(37.4)	(72.1)
Other	3.1	0.7

Net cash used in investing activities	(60.0)	(101.5)

Financing activities
Repayments of debt	(4.0)	(1.7)
Common stock repurchase	(62.1)	—
Proceeds from issuance of common stock	0.3	0.8
Excess tax benefits from stock-based compensation	0.8	3.9

Net cash provided by (used in) financing activities	(65.0)	3.0

Effect of exchange rate changes on cash and cash equivalents	(1.2)	3.0

Net decrease in cash and cash equivalents	(57.4)	(20.5)
Cash and cash equivalents at beginning of year	129.2	161.0

Cash and cash equivalents at end of period	$71.8	$140.5

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$4.5	$4.5
Income taxes	$30.5	$17.3
Asbestos-related claims and expenses, net of insurance recoveries	$20.1	$14.1

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)
As of September 30, 2008 and December 31, 2007
(Stated in Millions of Dollars)

	Sept. 30,	December 31,
	2008	2007

Current assets
Cash and cash equivalents	$71.8	$129.2
Accounts and notes receivable	183.6	167.6
Asbestos insurance receivable	61.1	70.0
Inventories	84.7	70.3
Other current assets	42.9	55.3

Total current assets	444.1	492.4

Property, plant and equipment	206.8	193.5
Goodwill	227.7	213.8
Other intangible assets	111.1	103.5
Asbestos insurance receivable	262.2	311.5
Deferred income taxes	80.6	90.3
Other assets	68.0	65.3

Total assets	$1,400.5	$1,470.3

Current liabilities
Current maturities of long-term debt	$9.7	$3.6
Accounts payable	71.9	80.1
Asbestos liability	88.5	86.9
Other accrued expenses	104.1	89.8

Total current liabilities	274.2	260.4

Long-term debt	172.6	182.1
Retained liabilities of previously owned businesses	31.6	31.0
Environmental liabilities	16.7	20.4
Asbestos liability	394.9	437.5
Other liabilities	47.7	63.8

Total liabilities	937.7	995.2

Shareholders’ equity Common stock	0.2	0.2
Additional paid-in capital	370.5	427.2
Retained earnings (accumulated deficit)	46.7	(0.7)
Accumulated other comprehensive income	46.9	49.9
Common stock held in treasury, at cost	(1.5)	(1.5)

Total shareholders’ equity	462.8	475.1

Total liabilities and shareholders’ equity	$1,400.5	$1,470.3

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters and Nine Months Ended September 30, 2008 and 2007
(Stated in Millions of Dollars)
Sales

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Sealing Products	$127.1	$112.6	$387.6	$346.5
Engineered Products	131.0	111.5	408.9	326.1
Engine Products and Services	21.1	28.9	83.4	82.7

	279.2	253.0	879.9	755.3
Less intersegment sales	(0.6)	(0.3)	(1.4)	(0.9)

	$278.6	$252.7	$878.5	$754.4

Segment Profit

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Sealing Products	$21.1	$20.5	$73.8	$64.0
Engineered Products	17.0	17.3	60.7	54.5
Engine Products and Services	3.0	2.6	11.0	8.0

	$41.1	$40.4	$145.5	$126.5

Segment Profit Margin

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Sealing Products	16.6%	18.2%	19.0%	18.5%
Engineered Products	13.0%	15.5%	14.8%	16.7%
Engine Products and Services	14.2%	9.0%	13.2%	9.7%

	14.8%	16.0%	16.6%	16.8%

Reconciliation of Segment Profit to Net Income

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Segment profit	$41.1	$40.4	$145.5	$126.5
Corporate expenses	(7.4)	(9.0)	(29.2)	(26.0)
Asbestos-related expenses	(13.0)	(11.5)	(37.3)	(37.5)
Interest expense, net	(1.6)	(0.1)	(3.7)	—
Other income (expense), net	(0.9)	0.1	(4.0)	(1.6)

Income before income taxes	18.2	19.9	71.3	61.4
Income tax expense	(5.1)	(7.6)	(23.9)	(23.0)

Net income	$13.1	$12.3	$47.4	$38.4

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asbestos-related expenses, gains/losses or impairments related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Income Before Asbestos-Related Expenses and
Other Selected Items to Net Income (Unaudited)
For the Quarters and Nine Months Ended September 30, 2008 and 2007
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended September 30,
	2008		2007
	$	Per share	$	Per share

Income before asbestos-related expenses and other selected items	$21.6	$1.02	$19.5	$0.86

Adjustments (net of tax):

Asbestos-related expenses	(8.1)	(0.38)	(7.1)	(0.32)

Restructuring costs	(0.4)	(0.02)	(0.5)	(0.02)

Other	—	—	0.4	0.02

Impact	(8.5)	(0.40)	(7.2)	(0.32)

Net income	$13.1	$0.62	$12.3	$0.54

	Nine Months Ended September 30,
	2008		2007
	$	Per share	$	Per share

Income before asbestos-related expenses and other selected items	$74.0	$3.47	$63.3	$2.83

Adjustments (net of tax):

Asbestos-related expenses	(23.3)	(1.09)	(23.4)	(1.05)

Restructuring costs	(1.6)	(0.08)	(1.9)	(0.09)

Warranty claim settlement	1.6	0.07	—	—

Gain on sale of assets	1.4	0.07	—	—

CEO transition costs	(2.5)	(0.12)	—	—

Proxy related expenses	(2.2)	(0.10)	—	—

Other	—	—	0.4	0.02

Impact	(26.6)	(1.25)	(24.9)	(1.12)

Net income	$47.4	$2.22	$38.4	$1.71

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company’s reported net income and earnings per share, including items that may recur from time to time. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur significant asbestos-related expenses, the sporadic impact of restructuring activities or discontinued operations. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.
The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount. The pre-tax amounts for the asbestos-related expenses are separately presented in the accompanying consolidated statements. The restructuring costs, warranty claim settlement and gain on sale of assets are included as part of other operating expense (income), the proxy related expenses and other are included in other (non-operating) income (expense) and the CEO transition costs are included in selling, general and administrative expenses. Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods.

EnPro Industries, Inc.
Reconciliation of EBITDA to Segment Profit (Unaudited)
For the Quarters and Nine Months Ended September 30, 2008 and 2007
(Stated in Millions of Dollars, Except Per Share Data)

	Quarter Ended September 30, 2008
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$25.2	$23.1	$4.0	$52.3
Deduct depreciation and amortization expense	(4.1)	(6.1)	(1.0)	(11.2)

Segment profit	$21.1	$17.0	$3.0	$41.1

EBITDA margin	19.8%	17.6%	19.0%	18.8%

	Quarter Ended September 30, 2007
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$24.3	$22.7	$3.6	$50.6

Deduct depreciation and amortization expense	(3.8)	(5.4)	(1.0)	(10.2)

Segment profit	$20.5	$17.3	$2.6	$40.4

EBITDA margin	21.6%	20.4%	12.5%	20.0%

	Nine Months Ended September 30, 2008
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$85.7	$78.9	$13.9	$178.5

Deduct depreciation and amortization expense	(11.9)	(18.2)	(2.9)	(33.0)

Segment profit	$73.8	$60.7	$11.0	$145.5

EBITDA margin	22.1%	19.3%	16.7%	20.3%

	Nine Months Ended September 30, 2007
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$75.3	$69.2	$11.0	$155.5

Deduct depreciation and amortization expense	(11.3)	(14.7)	(3.0)	(29.0)

Segment profit	$64.0	$54.5	$8.0	$126.5

EBITDA margin	21.7%	21.2%	13.3%	20.6%

For a reconciliation of segment profit to net income, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.
Reconciliation of EBITDAA to Net Income (Unaudited)
For the Quarters and Nine Months Ended September 30, 2008 and 2007
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Earnings before interest, income taxes, depreciation, amortization, asbestos-related expenses and other selected items (EBITDAA)	$44.7	$42.1	$151.2	$130.9

Adjustments:

Interest expense, net	(1.6)	(0.1)	(3.7)	—

Income tax expense	(5.1)	(7.6)	(23.9)	(23.0)

Depreciation and amortization expense	(11.3)	(10.4)	(33.5)	(29.5)

Asbestos-related expenses	(13.0)	(11.5)	(37.3)	(37.5)

Restructuring costs	(0.6)	(0.8)	(2.6)	(3.1)

Legal settlement	—	—	2.5	—

Gain on sale of assets	—	—	2.2	—

Proxy related expenses	—	—	(3.4)	—

CEO transition costs	—	—	(4.1)	—

Other	—	0.6	—	0.6

Impact	(31.6)	(29.8)	(103.8)	(92.5)

Net income	$13.1	$12.3	$47.4	$38.4